CERTIFICATE OF INCORPORATION
                                       OF
                            E-XACT TRANSACTIONS LTD.


                                    ARTICLE 1

            The name of the corporation is E-xact Transactions Ltd. (the "Corporation").


                                    ARTICLE 2

            The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                    ARTICLE 3

            The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "GCL") and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.


                                    ARTICLE 4

            Section 4.1 AUTHORIZED SHARES. The total number of shares that the Corporation shall have authority to issue is 50,000,000, all of which shall be designated common stock, with a par value of $0.001 per share.

            Section 4.2 COMMON STOCK. Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation: (i) the right to receive dividends, when, as and if declared by the board of directors out of assets lawfully available therefor and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation.


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                                    ARTICLE 5

            Section 5.1 NUMBER OF DIRECTORS. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

            Section 5.2 ELECTION AND TERM. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

            Section 5.3 VACANCIES. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office or a sole remaining director, even if less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director's successor shall have been elected and qualified.


                                    ARTICLE 6

            The board of directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation, but such authorization shall not divest or limit the stockholders' power to adopt, amend or repeal bylaws.


                                    ARTICLE 7

            Section 7.1 SPECIAL MEETINGS. Except as otherwise required by law, special meetings of the stockholders may be called only by the chairman of the board of directors, the president, a vice president or the board of directors pursuant to a resolution approved by a majority of the entire board of directors or a sole remaining director.


                                    ARTICLE 8

            No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of Section 174 of the GCL or (iv) any transaction from which the director derived any improper personal benefit. If the GCL hereafter is amended to eliminate or limit


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


further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended GCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director under this Article, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article, prior to such repeal or modification.


                                    ARTICLE 9

            Section 9.1 GENERAL. The Corporation shall indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including, but not limited to, attorneys' fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent and under the circumstances permitted by the laws of the State of Delaware. The right to indemnification conferred upon such persons by this Article 9 shall be a contract right. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute or otherwise and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Article shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

            Section 9.2  PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

                 A. In making a determination with respect to entitlement to indemnification, the person or persons or entity making such determination shall presume that such person is entitled to indemnification under this Article and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.


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


                  B. The termination of any proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not (except as otherwise expressly provided in this Certificate of Incorporation or in the Corporation's bylaws) of itself adversely affect the right of any person to indemnification or create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

            Neither the amendment nor the repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation or bylaws or of any statute inconsistent with this Article 9, shall eliminate or reduce the effect of this Article, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.


                                   ARTICLE 10

            The Corporation shall have authority, to the fullest extent now or hereafter permitted by the GCL, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction.


                                   ARTICLE 11

            The names and mailing address of the person who will serve as directors of the Corporation until their successors are elected and qualified or until their earlier resignation or removal are:

             Name                             Mailing Address
             ----                             ---------------

      Peter Fahlman                       1610 - 555 West Hastings Street
                                          Vancouver, B.C.  V6B 4N6

      Lance Tracey                        1610 - 555 West Hastings Street
                                          Vancouver, B.C.  V6B 4N6


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


            IN WITNESS WHEREOF, I have executed this Certificate of Incorporation on the 22nd day of July, 1999.



                                        /s/ JOY C. LLOYD
                                       ----------------------------------------
                                       Joy C. Lloyd, Incorporator
                                       370 Seventeenth Street, Suite 4700
                                       Denver, Colorado 80201-0185


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


                        CERTIFICATE OF AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                            E-XACT TRANSACTIONS LTD.

        Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

          E-xact Transactions Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

FIRST:    The Board of Directors of the Company, by unanimous written consent of the Board of Directors on August 31, 1999, has adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Company:

          RESOLVED, that Article 4 of the Certificate of Incorporation of the Corporation be amended by adding Section 4.3, which shall read as follows:

          "Section 4.3 STOCK SPLIT. Pursuant to a 21,000:1 stock split effective September 2, 1999, each share of commons stock, $.001 par value per share, outstanding on September 2, 1999, is split into and is 21,000 shares of common stock, $.001 par value per share. No change in the par value of the common stock occurs as a result of the stock split."

SECOND:   The foregoing Amendment was duly adopted by the Company's stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

THIRD:    This Certificate of Amendment of the Certificate of Incorporation of
the Company has been executed and acknowledged and shall be filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF the Company has caused this Certificate to be signed by Peter Fahlman, its President, this 31st day of August, 1999.

                                        E-XACT TRANSACTIONS LTD., a
                                        Delaware corporation

                                        By: /s/ PETER FAHLMAN
                                           ------------------------------------
                                        Name:  Peter Fahlman
                                             ----------------------------------
                                        Title:  President
                                              ---------------------------------


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